Exhibit 99.1

MEDecision Announces Compliance with Nasdaq Deficiency Letter Relating to Shareholder Approval of Equity Compensation Awards

WAYNE, Pa. — July 27, 2007 — MEDecision, Inc. (Nasdaq: MEDE), a provider of software, services and clinical content to health care payers, today announced that it has complied with a Letter of Deficiency from the Nasdaq Listing Qualifications Department relating to a determination by the Nasdaq staff that the company had failed to comply with the shareholder approval requirements of Marketplace Rule 4350. Nasdaq’s Marketplace Rule 4350(i)(1)(A) generally requires listed issuers to obtain shareholder approval prior to materially amending the terms of outstanding equity compensation awards if the authority to so amend is not specifically permitted by the equity compensation plan pursuant to which such awards were granted.

On April 26, 2007, the board of directors of the company and its compensation committee approved an amendment of the terms of options granted in April and July 2006 to purchase 453,625 shares of its common stock to decrease the exercise price from $22 per share to $10 per share, the offering price of the common stock in the company’s December 2006 initial public offering. As disclosed by the company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2007, in order to rectify any possible Nasdaq listing violation resulting from the lack of shareholder approval for the amendment of the 2006 options, the company reinstated the exercise price of the outstanding 2006 options to $22 per share and granted to the same employees who received the outstanding 2006 options, options to purchase a similar number of shares of the company’s common stock with an exercise price of $10 per share. On July 23, 2007, the company received the Nasdaq Staff Deficiency Letter indicating that the prior amendment of the 2006 options failed to comply with the shareholder approval requirement for continued listing set forth in Marketplace Rule 4350(i)(1)(A) and that the reinstatement of the exercise price of such options back to $22 per share was sufficient to bring the company into compliance with the rule, thus concluding Nasdaq’s review of the matter.

About MEDecision

Founded in 1988, MEDecision provides health care payer organizations with software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members' health care. A provider of Collaborative Care Management, MEDecision's technologies analyze data, automate payer workflow processes and electronically connect patients, providers and payers to give each a common view of the patient's medical history, helping to foster better clinical decision making. MEDecision believes that, in the aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

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MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. Other product and brand names are trademarks of their respective owners. MEDE-E

CONTACTS:	Carl Smith
MEDecision, Inc.
(610) 540-0202, ext. 1175
carl.smith@MEDecision.com

Stephanie Carrington
The Ruth Group
(646) 536-7017
scarrington@theruthgroup.com